Exhibit 99.2

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Contact Information
For media inquiries:	For investor inquiries:
Rick Simon or Amber V. Cousins	Investor Relations
800-796-8448	818-225-3550
pressroom@countrywide.com

Countrywide Announces Change to Board of Directors
CALABASAS, CA (DATE) — Countrywide Financial Corporation (NYSE: CFC) today announced that Henry G. Cisneros has relinquished his Board of Director membership. Mr. Cisneros is chairman of CityView, a company that provides financing for America’s urban homebuilders.
“I need to focus my time and energies on putting CityView in the best position to adjust to the demands of the period ahead,” Mr. Cisneros said. “I admire Countrywide’s contributions toward helping American families purchase their own homes, and I have immense respect for Countrywide, its management team, its leadership and its workforce.”
“My respect for the Countrywide Board of Directors and its leader, Angelo Mozilo, is unwavering,” Cisneros continued. “Countrywide is a well managed company and I have enormous confidence in the leadership that has guided Countrywide through many different mortgage cycles. Angelo’s vision has benefited millions of homeowners; in particular, his mission and innovation have helped lower-income, minority and first-time homebuyers who previously had been overlooked. Angelo has long been among the most respected executives in the financial services industry and has dedicated more than four decades to providing homeownership opportunities to Americans.”
“On behalf of the Board of Directors, I would like to extend my deep gratitude to Henry for his significant contributions to Countrywide,” said Angelo R. Mozilo, chairman and chief executive officer. “His expertise, especially as it relates to the vital need to increase homeownership rates among minority and lower-income families, aligned well with Countrywide’s fulfillment of our mission to lower the barriers to sustainable homeownership.”
Mr. Cisneros’ tenure on the Countrywide Board since 2001 coincides with the company’s launch of the We House America $1 Trillion Dollar Challenge, a campaign to fund $1 trillion in home loans to minorities and low- to moderate-income borrowers, and to borrowers in lower-income

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communities, by 2010. As of August 31, 2007, the company has funded approximately $789 billion toward that goal.
Countrywide has also expanded upon its financial literacy initiatives during Mr. Cisneros’ tenure on the board, including development of the new Web-based H.O.M.E. mortgage education program (homebycountrywide.com), and primary sponsorship of capacity grants to communities participating in the U.S. Conference of Mayors’ DollarWi$e program.
The Corporate Governance and Nominating Committee has engaged a search firm to assist it in identifying one or more independent director candidates to join the company’s Board of Directors.
About Countrywide
Founded in 1969, Countrywide Financial Corporation is a diversified financial services provider and a member of the S&P 500, Forbes 2000 and Fortune 500. Through its family of companies, Countrywide originates, purchases, securitizes, sells, and services residential and commercial loans; provides loan closing services such as credit reports, appraisals and flood determinations; offers banking services which include depository and home loan products; conducts fixed income securities underwriting and trading activities; provides property, life and casualty insurance; and manages a captive mortgage reinsurance company. For more information about the Company, visit Countrywide’s website at http://www.countrywide.com.
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